 lass="MsoNormal" style='text-align:justify'>FOR IMMEDIATE RELEASE

CEO ROBERT WALSTAD ANNOUNCES RETIREMENT
Contact: Mark R. Anderson, 701/852-5292

MINOT, NORTH DAKOTA (January 29, 2007) -- Integrity Mutual Funds, Inc. (IMFD.OB), a mutual fund and financial services company, announced today that founder, chief executive officer and chairman of its board of directors, Robert E. Walstad, is retiring from his roles with the company, effective February 1, 2007.  Concurrent with the announcement, the company announced that Mark R. Anderson, president and chief operating officer of the company, would succeed Walstad as director and chief executive officer.

Walstad, 62, entered the securities business in 1972 as a stockbroker for Paine Webber in Denver. Two years later he opened the first Paine Webber office in the state of North Dakota. In 1977, he opened the first Dean Witter Reynolds office in North Dakota and became Branch Manager and Vice President, Investments, before founding Integrity Mutual Funds in 1987.  He has served as CEO and chairman of the board since that time.

"After 20 years in business, the company is running better than ever.  We have good people in place, good products and strong performance.  I'm looking forward to being able to step back to spend more time with my family and pursue some of my other interests", said Walstad.

Anderson, 42, entered the securities industry in 1990 with Piper Trust of Minneapolis. He joined Integrity Mutual Funds in 1995 and served in various executive positions until 1999. He was hired by Wells Fargo Bank and served as a Personal Trust Officer for four years before rejoining Integrity Mutual Funds in 2003 to serve as president and chief operating officer. Mr. Anderson is a registered representative, registered investment adviser, and registered securities principal and holds a B.B.A. in Marketing from the University of North Dakota.

Integrity Mutual Funds, Inc. is publicly traded over the OTC Bulletin Board under the symbol IMFD.OB. With its subsidiaries, Integrity Money Management, Inc., Integrity Fund Services, Inc., and Integrity Funds Distributor, Inc., the firm sponsors, manages, and advises mutual funds. IMFD also owns Capital Financial Services, Inc., a full-service brokerage firm that specializes in providing investment products and services to independent investment representatives, financial planners, and investment advisors in parts of the Midwest and California. More information is available at www.integrityfunds.com or by calling 800/276-1262.

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